Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

dated as of December 10, 2024

among

COTERRA ENERGY INC.,
as Borrower,

TORONTO DOMINION (TEXAS) LLC,
as Administrative Agent,

and

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS LLC
and
TD SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners

and

JPMORGAN CHASE BANK, N.A.
and

PNC BANK, NATIONAL ASSOCIATION,
as Syndication Agents

and

BANK OF AMERICA, N.A.,

SCOTIA FINANCING (USA) LLC,

U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

TABLE OF CONTENTS

Page

Article I
Definitions and Accounting Matters

Section 1.01	Certain Defined Terms	1
Section 1.02	Classification of Loans and Borrowings	34
Section 1.03	Terms Generally; Rules of Construction	34
Section 1.04	Accounting Terms and Determinations; GAAP	34
Section 1.05	Interest Rates; Benchmark Notification	35
Section 1.06	Divisions	35

Article II
The Credits

Section 2.01	Commitments	35
Section 2.02	Loans and Borrowings	36
Section 2.03	Requests for Borrowings	37
Section 2.04	Interest Elections	38
Section 2.05	[Reserved]	39
Section 2.06	Funding of Borrowings	39
Section 2.07	Termination and Reduction of Commitments	39

Article III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01	Repayment of Loans; Evidence of Debt	40
Section 3.02	Interest	40
Section 3.03	Alternate Rate of Interest	41
Section 3.04	Prepayments	43
Section 3.05	Fees	44

Article IV
Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	45
Section 4.02	Presumption of Payment by the Borrower	46
Section 4.03	Defaulting Lenders	46

Article V
Increased Costs; Break Funding Payments; Taxes

Section 5.01	Increased Costs	47
Section 5.02	Break Funding Payments	48
Section 5.03	Taxes	48
Section 5.04	Mitigation Obligations; Replacement of Lenders	51

Article VI
Conditions Precedent

Section 6.01	Effective Date	52
Section 6.02	Tranche A Loans	54
Section 6.03	Tranche B Loans	55

i

Annex

Annex I – Commitments

Schedules

Schedule 7.05 – Litigation
Schedule 7.06 – Environmental Matters
Schedule 7.13 – Subsidiaries
Schedule 9.03 – Liens

Exhibits

Exhibit A-1 – Form of Tranche A Note
Exhibit A-2 – Form of Tranche B Note
Exhibit B – Form of Borrowing Request
Exhibit C – Form of Interest Election Request
Exhibit D – Form of Compliance Certificate
Exhibit E – Form of Assignment and Assumption
Exhibit F – Form of Guaranty Agreement
Exhibit G-1 – Form of U.S. Tax Compliance Certificate
Exhibit G-2 – Form of U.S. Tax Compliance Certificate
Exhibit G-3 – Form of U.S. Tax Compliance Certificate
Exhibit G-4 – Form of U.S. Tax Compliance Certificate

This TERM LOAN CREDIT AGREEMENT dated as of December 10, 2024, is among COTERRA ENERGY INC., a Delaware corporation (the “Borrower”), each of the LENDERS from time to time party hereto and TORONTO DOMINION (TEXAS) LLC, as Administrative Agent.

The parties hereto agree as follows:

Article I
Definitions and Accounting Matters

Section 1.01     Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Administrative Agent” means Toronto Dominion (Texas) LLC (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent Fee Letter” means that certain letter agreement, dated as of November 17, 2024, between the Administrative Agent and the Borrower.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Payment Contract” means (a) any production payment (whether volumetric or dollar denominated) granted or sold by any Person payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith or (b) any contract whereby any Person receives or becomes entitled to receive (either directly or indirectly) any payment as consideration for (i) Hydrocarbons produced or to be produced from Oil and Gas Properties owned by such Person or its Affiliates in advance of the delivery of such Hydrocarbons (and regardless of whether such Hydrocarbons are actually produced or actual delivery is required) to or for the account of the purchaser thereof or (ii) a right or option to receive such Hydrocarbons (or a cash payment in lieu of such Hydrocarbons); provided that inclusion of customary and standard “take or pay” provisions in any gas sales or purchase contract or any other similar contract shall not, in and of itself, cause such contract to constitute an Advance Payment Contract for the purposes of this definition.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Indemnitee” has the meaning assigned such term in Section 12.03(c).

“Agents” means, collectively, the Administrative Agent, the Syndication Agents and the Co-Documentation Agents; and “Agent” shall mean either the Administrative Agent, the Syndication Agents or the Co-Documentation Agents, as the context requires.

“Agreement” means this Agreement, as the same may from time to time be amended, restated, amended and restated, supplemented, or otherwise modified.

“Alternate Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 6:00 a.m. New York City time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” has the meaning assigned to it in Section 12.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Majority Class Lenders” means, (a) with respect to Tranche A Commitments and Tranche A Loans, the Majority Tranche A Lenders and (b) with respect to Tranche B Commitments and Tranche B Loans, the Majority Tranche B Lenders, as applicable.

“Applicable Margin” means, for any day, with respect to any ABR Loan, any Term Benchmark Loan, any RFR Loan or with respect to the Ticking Fees payable hereunder, as the case may be, the applicable rate per annum set forth in the grid below based upon the Applicable Rating Level in effect on such day:

Applicable Rating Level Grid
Applicable Rating Level		> A3 / A- / A- (“Level I”)	Baa1 / BBB+ / BBB+ (“Level II”)	Baa2 / BBB / BBB (“Level III”)	Baa3 / BBB- /BBB- (“Level IV”)	< Ba1 / BB+ / BB+ (“Level V”)
Tranche A Loans	ABR Loans	0.000%	0.125%	0.250%	0.500%	0.750%
	Term Benchmark Loans	1.000%	1.125%	1.250%	1.500%	1.750%
	RFR Loans	1.000%	1.125%	1.250%	1.500%	1.750%
Tranche B Loans	ABR Loans	0.125%	0.250%	0.375%	0.625%	0.875%
	Term Benchmark Loans	1.125%	1.250%	1.375%	1.625%	1.875%
	RFR Loans	1.125%	1.250%	1.375%	1.625%	1.875%
Ticking Fee Rate		0.100%	0.125%	0.150%	0.200%	0.250%

“Applicable Maturity Date” means (a) with respect to Tranche A Loans, the Tranche A Maturity Date and (b) with respect to Tranche B Loans, the Tranche B Maturity Date.

“Applicable Parties” has the meaning assigned such term in Section 11.11(c).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage equal to a fraction, the numerator of which is the sum of (a) such Lender’s aggregate Credit Exposures at such time and (b) such Lender’s Commitments that have not been terminated or expired at such time and the denominator of which is the sum of (x) the amount of the aggregate Credit Exposures of all Lenders at such time and (y) the Commitments of all Lenders that have not been terminated or expired at such time; provided that in the case of Section 4.03 when a Defaulting Lender shall exist, any such Defaulting Lender’s Credit Exposures and Commitments shall be disregarded in the calculation.

“Applicable Rating Level” means, for any day, the level set forth in the Applicable Rating Level Grid that corresponds to the ratings by S&P, Moody’s and Fitch applicable on such date to the Index Debt (the “Index Debt Rating”). For purposes of the foregoing, (a) if each of Moody’s, S&P and Fitch shall have in effect an Index Debt Rating, then (i) if all three Index Debt Ratings correspond to the same Applicable Rating Level, that Applicable Rating Level shall apply, (ii) if all three are at different Applicable Rating Levels, the middle Applicable Rating Level shall apply and (iii) if two Index Debt Ratings correspond to the same Applicable Rating Level and the third is different, the Applicable Rating Level corresponding to the two same Applicable Rating Levels shall apply; (b) if only two of Moody’s, S&P and Fitch shall have in effect an Index Debt Rating, then (i) if there is a one Applicable Rating Level difference between the two Index Debt Ratings, then the Applicable Rating Level corresponding to the higher Index Debt Rating shall be used and (ii) if there is a greater than one Applicable Rating Level difference between the Index Debt Ratings, then the Applicable Rating Level that is one Applicable Rating Level below the higher Index Debt Rating will be used; (c) if only one of Moody’s, S&P and Fitch shall have in effect an Index Debt Rating, the Applicable Rating Level shall be determined by reference to the available rating; (d) if none of the Rating Agencies shall have in effect an Index Debt Rating, then the Applicable Rating Level shall be deemed to be Applicable Rating Level V; and (e) if the Index Debt Ratings established or deemed to have been established by Moody’s, S&P and Fitch shall be changed, such change shall be effective as of the earlier of (x) the date on which such change is first publicly announced by the applicable Rating Agency and (y) the date on which notice of such change is furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 8.01(f). Each change in the Applicable Rating Level shall apply during the period commencing on the date that is three (3) Business Days following the effective date of such change in Index Debt Rating (as provided for in the preceding sentence) and ending on the date immediately preceding the effective date of the next such change in Applicable Rating Level.

“Applicable Rating Level Grid” means the pricing grid set forth in the definition of “Applicable Margin”.

“Approved Borrower Portal” has the meaning assigned such term in Section 11.14(a).

“Approved Electronic Platform” has the meaning assigned such term in Section 11.11(a).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.03.

“Avant Acquisition” means the acquisition by the Borrower, directly or indirectly through one or more of its Subsidiaries, of the Avant Assets pursuant to the Avant Acquisition Agreement.

“Avant Acquisition Agreement” means the Purchase and Sale Agreement, dated November 12, 2024, by and among the Avant Sellers, as sellers, and Cimarex, as buyer (collectively with all annexes, exhibits and schedules thereto).

“Avant Assets” means the “Assets” as defined in the Avant Acquisition Agreement.

“Avant Sellers” means (a) Avant Natural Resources, LLC, a Delaware limited liability company, (b) Avant Operating, LLC, a Delaware limited liability company, (c) Guard Income Fund, LP, a Delaware limited partnership, (d) Double Cabin Minerals, LLC, a Texas limited liability company, (e) Legion Water Services, LLC, a Delaware limited liability company, and (f) Legion Production Partners, LLC, a Delaware limited liability company.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) Term Benchmark Loan, the Term SOFR Rate or (ii) RFR Loan (following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.03.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2)	the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), in each case, or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Bridge Commitments” means, prior to the closing of the Bridge Facility, the commitments provided by the “Commitment Parties” (as defined in the Bridge Commitment Letter) pursuant to the Bridge Commitment Letter and after the closing of the Bridge Facility, the commitments provided by the lenders under the Bridge Facility pursuant to the Bridge Facility.

“Bridge Commitment Letter” means that certain $1,500,000,000 Bridge Facility Commitment Letter, dated November 12, 2024, by and among the Borrower and the “Commitment Parties” (as defined therein) party thereto from time to time.

“Bridge Facility” means that certain senior unsecured 364-day bridge term loan credit facility in an aggregate principal amount of up to $1,500,000,000 contemplated by the Bridge Commitment Letter.

“Bridge Loans” means any loans made under the Bridge Facility.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Houston, Texas; provided, that, in addition to the foregoing, a Business Day shall be a day that is also a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalization” means, as of any date, the sum (without duplication) of (a) Total Debt as of such date plus (b) Stockholders’ Equity as of such date.

“Change in Control” means:

(a)            the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (as such terms are defined in the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower entitled to vote generally in the election of directors of the Borrower; or

(b)           during any period of 12 consecutive months, the occupation of a majority of the seats (excluding vacant seats) on the board of directors of the Borrower by persons who were neither (i) nominated by the board of directors of the Borrower or a duly authorized committee thereof nor (ii) appointed or approved by directors so nominated.

“Change in Law” means (a) the adoption of or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to it in Section 12.12.

“Cimarex” means Cimarex Energy Co., a Delaware corporation. As of the Effective Date, Cimarex is a Subsidiary.

“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Loans or Tranche B Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Tranche A Commitment or Tranche B Commitment and (c) when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Documentation Agents” means each of Canadian Imperial Bank of Commerce, New York Branch, Citibank, N.A., Goldman Sachs Bank USA, KeyBank National Association, Mizuho Bank, Ltd., Royal Bank of Canada and Truist Bank, in its capacity as a co-documentation agent hereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means a Tranche A Commitment or a Tranche B Commitment, as the context requires.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Agreement, including through an Approved Electronic Platform.

“Consolidated EBITDAX” means, for any period, the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (b) the following expenses or charges, without duplication and to the extent deducted in calculating such Consolidated Net Income for such period: (i) Consolidated Interest Expense, (ii) income and franchise taxes, (iii) depreciation, depletion, amortization, exploration and abandonment expenses, and intangible drilling costs, (iv) lease impairment expenses; (v) extraordinary losses (or less extraordinary gains) attributable to writeups or writedowns of assets, including ceiling test writedown and impairments of long-lived assets and (vi) other noncash charges, minus (c) all noncash income added to Consolidated Net Income; provided that Consolidated EBITDAX (and any defined term used herein) for any applicable period shall be calculated on a pro forma basis for any acquisitions or dispositions during such period, as if such acquisition or disposition had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries determined for such period in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for taxes for such period; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period and (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns and impairments of long-lived assets.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Borrower and its Subsidiaries (less applicable depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under GAAP) after deducting therefrom:

(a)            all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve (12) months after the time as of which the amount thereof is being computed, and (ii) current maturities of Debt); and

(b)            the value of all goodwill, trade names, trademarks, patents, and other like intangible assets,

all as set forth on the Borrower’s consolidated balance sheet contained in the Borrower’s annual or quarterly consolidated financial statements most recently delivered pursuant to Section 8.01(a) or (b).

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Exposure” means, as to any Lender at any time, an amount equal to the aggregate principal amount of its Loans outstanding at such time.

“Credit Party” means the Administrative Agent or any Lender.

“Cross Acceleration Test Period” means any period of time in which no Specified Material Indebtedness of the Borrower and the Guarantors is outstanding which contains in the definitive documentation relating to such Specified Material Indebtedness a cross default provision substantially similar in substance to Section 10.01(g) (determined by disregarding the phrase “at any time other than during a Cross-Acceleration Test Period” in Section 10.01(g) and, for the avoidance of doubt, without taking into account the level or quantum of Debt subject to such cross default provision in the definitive documentation relating to such Specified Material Indebtedness).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt” means, for any Person, the sum of the following (without duplication):

(a)            all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;

(b)            all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments;

(c)            all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (but excluding (i) trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and (ii) any such obligations to the extent payable in Equity Interests of the Borrower (other than Disqualified Capital Stock));

(d)            all Capital Lease Obligations;

(e)            all obligations under Synthetic Leases;

(f)             all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person (excluding any Limited Recourse Stock Pledge);

(g)            all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of (i) the amount of such Debt and (ii) the maximum stated amount of such guarantee or assurance against loss;

(h)            all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others;

(i)             obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business;

(j)             obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person;

(k)            any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

(l)             Disqualified Capital Stock; and

(m)           the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.

The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Subsidiaries, asset or business, the term “Debt” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such Person, asset or business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s, as the case may be, receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, however, that any Equity Interest that would not constitute a Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of a “change of control” occurring prior to the date that is ninety-one (91) days after the Latest Maturity Date shall not constitute a Disqualified Capital Stock if:

(i)             the “change of control” provisions applicable to such Equity Interest are not more favorable to the holders of such Equity Interest than the Change in Control provisions of this Agreement; and

(ii)            any such requirement only becomes operative after either (A) any Event of Default resulting from such Change in Control is waived or (B) Payment in Full.

Notwithstanding the preceding sentence, only the portion of such Equity Interest which so matures or is mandatorily redeemable or is so convertible or exchangeable prior to the date that is ninety-one (91) days after the Latest Maturity Date shall be so deemed a Disqualified Capital Stock.

“Dividing Person” has the meaning assigned such term in the definition of “Division”.

“Division” means the division of the assets, liabilities or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” or “dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Borrower or any Subsidiary is located, including, the Oil Pollution Act of 1990, as amended, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, attorneys’ fees, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “reportable event” described in section 4043 of ERISA with respect to a Plan for which the reporting requirements have not been waived, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 or 4041A of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA, (f) the failure of a Plan to meet the minimum funding standards under section 430 of the Code or section 303 of ERISA (determined without regard to any waiver of funding provisions therein) or the determination that any such Plan is considered an at-risk plan within the meaning of section 430 of the Code or section 303 of ERISA, (g) the Borrower, a Subsidiary or any ERISA Affiliate incurs a withdrawal liability under Subtitle E of Title IV of ERISA with respect to a Multiemployer Plan or receives notice that any such Multiemployer Plan is in endangered or critical status within the meaning of sections 430, 431 and 432 of the Code or sections 303, 304 and 305 of ERISA, or (h) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means:

(a)            Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)            Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)            statutory landlord’s Liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not more than sixty (60) days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)            contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not more than sixty (60) days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause (d) does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(e)            Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(f)            easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(g)            Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; and

(h)            judgment and attachment Liens not giving rise to an Event of Default;

provided, that the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient: (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes and branch profits Taxes imposed on it by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of the Lender, its applicable lending office in such jurisdiction, (b) Other Connection Taxes, (c) any U.S. federal withholding Tax imposed on amounts payable to or for the account of a Person with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Person acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(a)) or (ii) such Person changes their lending office, except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 5.03(a), (d) any withholding Tax resulting from a Person’s failure to comply with Section 5.03(d) and (e) any Taxes imposed under FATCA.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means, collectively, (a) the Administrative Agent Fee Letter, (b) that certain letter agreement, dated as of November 17, 2024, among the Joint Lead Arrangers and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and (c) any other fee letters that may hereafter be entered into among the Borrower, on the one hand, and the Administrative Agent or any of the Joint Lead Arrangers (or any combination thereof), on the other hand.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Fitch” means Fitch Ratings Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Franklin Mountain Acquisition” means the acquisition by the Borrower, directly or indirectly through one or more of its Subsidiaries, of the Franklin Mountain Subject Interests pursuant to the Franklin Mountain Acquisition Agreement.

“Franklin Mountain Acquisition Agreement” means the Membership Interest Purchase Agreement, dated as of November 12, 2024, by and among the Sellers (as defined therein), Cimarex, as purchaser, the Borrower as purchaser parent and the Seller Representative (as defined therein) (collectively with all annexes, exhibits, schedules and related documents).

“Franklin Mountain Company Group Members” means (a) Franklin Mountain Energy, LLC, a Delaware limited liability company, (b) Franklin Mountain Energy 2, LLC, a Delaware limited liability company, (c) Franklin Mountain Energy 3, LLC, a Delaware limited liability company, (d) Franklin Mountain Royalty Investments, LLC, a Delaware limited liability company, and (e) Franklin Mountain Royalty Investments 3, LLC, a Delaware limited liability company.

“Franklin Mountain Subject Interests” means “Subject Interests” as defined in the Franklin Mountain Acquisition Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means each Subsidiary that guarantees the Obligations pursuant to the Guaranty Agreement or otherwise in accordance with Section 8.11.

“Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F, unconditionally guaranteeing on a joint and several basis, payment of the Obligations, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes or per- and polyfluoroalkyl substances.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to payment made by or on account of any obligation of the Borrower under any Loan Document.

“Index Debt” means the senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than the Guarantors) or subject to any other credit enhancement.

“Index Debt Rating” has the meaning set forth in the definition of Applicable Rating Level.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Initial Financial Statements” means the financial statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04, which shall be substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, (i) the last day of each March, June, September and December and (ii) the Applicable Maturity Date, (b) with respect to any Term Benchmark Loan, (i) the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (ii) the Applicable Maturity Date and (c) with respect to any RFR Loan, (i) the first Business Day of each calendar month and (ii) the Applicable Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 3.03(e) shall be available for specification in any Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Joint Lead Arrangers” means JPMorgan, PNC Capital Markets LLC and TD Securities (USA) LLC, together with their respective designated Affiliates.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan hereunder at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning assigned it in Section 12.03(d).

“Lenders” means the Persons listed on Annex I and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby.

“Leverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Ratio Debt and Other Liabilities as of such day to (b) Consolidated EBITDAX for the period of four consecutive fiscal quarters ending on such day.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Limited Recourse Stock Pledge” means the pledge of Equity Interests in any joint venture entity owned by the Borrower or any Subsidiary securing Debt of such joint venture entity that is non-recourse to the Borrower or any Subsidiary or to any property of the Borrower or any Subsidiary (other than such Equity Interests in such joint venture entity).

“Loan Documents” means this Agreement, the Notes (if any), the Fee Letters, the Guaranty Agreement (if any) and all other agreements identified as Loan Documents therein. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, waivers, supplements or other modifications thereto.

“Loan Parties” means, collectively, the Borrower and each Guarantor (if any), and “Loan Party” means any one of them.

“Loans” means, collectively, the Tranche A Loans and the Tranche B Loans, and “Loan” means any of the foregoing.

“Majority Lenders” means, subject to Section 4.03, (a) at any time prior to the earlier of (i) the Loans becoming due and payable pursuant to Section 10.01 and (ii) the Commitments terminating or expiring, Lenders having Credit Exposures and Commitments representing more than 50% of the sum of the aggregate Credit Exposures and Commitments of all Lenders at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 10.01, the Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the earlier of (i) the Loans becoming due and payable pursuant to Section 10.01 and (ii) the Commitments expiring or terminating, Lenders having Credit Exposures representing more than 50% of the aggregate Credit Exposures of all Lenders at such time; provided that, in the case of clauses (a) and (b) above, for the purpose of determining the Majority Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Majority Tranche A Lenders” means, subject to Section 4.03, (a) at any time prior to the Tranche A Commitments terminating or expiring, Tranche A Lenders having Tranche A Commitments representing more than 50% of the aggregate Tranche A Commitments of all Tranche A Lenders at such time, and (b) at any time after the Tranche A Commitments terminate or expire, Lenders having Tranche A Credit Exposures representing more than 50% of the aggregate Tranche A Credit Exposures of all Tranche A Lenders at such time; provided that, in the case of clauses (a) and (b) above, for the purpose of determining the Majority Tranche A Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Majority Tranche B Lenders” means, subject to Section 4.03, (a) at any time prior to the Tranche B Commitments terminating or expiring, Tranche B Lenders having Tranche B Commitments representing more than 50% of the aggregate Tranche B Commitments of all Tranche B Lenders at such time, and (b) at any time after the Tranche B Commitments terminate or expire, Lenders having Tranche B Credit Exposures representing more than 50% of the aggregate Tranche B Credit Exposures of all Tranche B Lenders at such time; provided that, in the case of clauses (a) and (b) above, for the purpose of determining the Majority Tranche B Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means (a) any material adverse effect on the business, properties, financial position, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) any material adverse effect on the ability of the Borrower or any Guarantor to perform any of its obligations under any Loan Document or (c) any material adverse effect on any of the rights and remedies of the Lenders and the Administrative Agent under the Loan Documents.

“Material Indebtedness” means Debt (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $200,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maximum Rate” has the meaning assigned to it in Section 12.12.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA to which the Borrower, a Subsidiary or an ERISA Affiliate makes or is obligated to make contributions, or during the six-year period preceding the date hereof, or at any time thereafter, has made or been obligated to make contributions.

“Negative Adjusted Working Capital” means, as of any date, the amount, if any, by which the current liabilities other than Ratio Debt (under clauses (a) through and including (h) of such definition) of the Borrower and its Consolidated Subsidiaries exceed the current assets of such Persons as of such date.

“Non-Recourse Debt” of any Person means Ratio Debt of such Person in respect of which (a) the recourse of the holder of such Ratio Debt, whether direct or indirect and whether contingent or otherwise, is effectively limited to the assets directly securing such Ratio Debt; (b) such holder may not collect by levy of execution against assets of such Person generally (other than the assets directly securing such Ratio Debt) if such Person fails to pay such Ratio Debt when due and the holder obtains a judgment with respect thereto; and (c) such holder has waived, to the extent such holder may effectively do so, such holder’s right to elect recourse treatment under 11 U.S.C. § 1111(b).

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A-1 or Exhibit A-2, as applicable, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00% such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligations” means (a) any and all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities, obligations and other amounts owing or to be owing by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption and any interest and fees accruing during the pendency of any bankruptcy, solvency, receivership or other similar proceeding), absolute or contingent, due or to become due, now existing or hereafter arising) to the Administrative Agent, any Lender or any other Credit Party or any indemnified party under any Loan Document and (b) all renewals, extensions or rearrangements of any of the above.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) all presently existing or future unitization agreements, pooling agreements and declarations of pooled or unitized units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (c) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (d) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (e) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (f) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the recipient and the taxing jurisdiction or any political subdivision thereof (other than a connection arising from such recipient entering into, delivering, performing its obligations under, enforcing, or receiving payments under, this Agreement or any other Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned such term in Section 12.04(c).

“Participant Register” has the meaning assigned such term in Section 12.04(c).

“Patriot Act” has the meaning set forth in Section 12.15.

“Payment” has the meaning assigned to such term in Section 11.08(c)(i).

“Payment in Full” means the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) shall have been paid in full in cash.

“Payment Notice” has the meaning assigned to such term in Section 11.08(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 430 of the Code or section 303 of ERISA other than a Multiemployer Plan, and which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six-year period preceding the date hereof, or at any time thereafter, sponsored, maintained or contributed to by the Borrower or an ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Present Value of Proved Reserves” means, at any time, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Borrower’s and its Subsidiaries’ collective interests in Proved Reserves expected to be produced from their Oil and Gas Properties during the remaining expected economic lives of such reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) net revenues shall be calculated after giving effect to deductions for severance and ad valorem taxes but without any deduction for federal or state income taxes, (b) appropriate deductions shall be made for operating, gathering, transportation and marketing costs required for the production and sale of such reserves, (c) appropriate adjustments shall be made for hedging operations, provided that Swap Agreements with non-investment grade counterparties shall not be taken into account to the extent that such Swap Agreements improve the position of or otherwise benefit the Borrower or any of its Subsidiaries, (d) the pricing assumptions used in determining net present value for any particular reserves shall be based upon the following price decks: (i) for natural gas, the quotation for deliveries of natural gas for each such year from the New York Mercantile Exchange (“NYMEX”) for Henry Hub, provided that with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied and (ii) for crude oil, the quotation for deliveries of West Texas Intermediate crude oil for each such calendar year from the NYMEX for Cushing, Oklahoma, provided that with respect to quotations for calendar years after the fifth calendar year, the quotation for the fifth calendar year shall be applied, and (e) the cash-flows derived from the pricing assumptions set forth in clause (d) above shall be further adjusted to account for the historical basis differentials for each month during the preceding 12-month period calculated by comparing realized crude oil and natural gas prices to Cushing, Oklahoma and Henry Hub NYMEX prices for each month during such period; provided that in calculating the Present Value of Proved Reserves, Proved Undeveloped Reserves shall not be taken into account to the extent that more than 30% of the Present Value of Proved Reserves is attributable to Proved Undeveloped Reserves.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” has the meaning assigned it in Section 12.03(b).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proved Developed Non-Producing Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean the subcategory of “Proved Developed Reserves” (as defined by the Society of Petroleum Engineers) which will become “Proved Developed Producing Reserves” upon minor capital expenditures being made with respect to existing wells which will cause formerly non-producing completions or intervals to become open and producing to market.

“Proved Developed Producing Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean the subcategory of “Proved Developed Reserves” (as defined by the Society of Petroleum Engineers) which are recoverable by natural reservoir energies (including pumping) from the completion intervals currently open and producing to market. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as “Proved Developed Producing Reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response through existing completions producing to market that increased recovery will be achieved. Proved Developed Producing Reserves shall not include any Proved Developed Non-Producing Reserves.

“Proved Reserves” means and includes Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves.

“Proved Undeveloped Reserves” has the meaning assigned to that term by the Society of Petroleum Engineers, as it may be amended from time to time, but generally shall mean those reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Proved Undeveloped Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved Undeveloped Reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for Proved Undeveloped Reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rating Agency” means each of Moody’s, S&P and Fitch.

“Ratio Debt” of any Person means, without duplication,

(a)            all obligations of such Person for borrowed money or with respect to deposits or advances of any kind,

(b)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)            all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business),

(d)            all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e)            all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(f)             all Ratio Debt of others secured by (or for which the holder of such Ratio Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Ratio Debt secured thereby has been assumed,

(g)            all guaranties by such Person of Ratio Debt of others,

(h)            all Capital Lease Obligations of such Person,

(i)             all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,

(j)             all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and

(k)            all obligations of such Person with respect to Advance Payment Contracts to which such Person is a party.

The Ratio Debt of any Person shall include the Ratio Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Ratio Debt provide that such Person is not liable therefor.

“Ratio Debt and Other Liabilities” means, for any day, the sum of, without duplication, (a) Ratio Debt (under clauses (a) through and including (h) of such definition) of the Borrower and its Subsidiaries at such date, plus (b) the amount, if any, by which Negative Adjusted Working Capital at such date exceeds 6% of Present Value of Proved Reserves, minus (c) Non-Recourse Debt of the Borrower and its Subsidiaries at such date.

“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 6:00 a.m. (New York City time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting and (3) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors (including attorneys, accountants and experts) and representatives of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, Adjusted Daily Simple SOFR, as applicable.

“Remedial Work” has the meaning assigned such term in Section 8.09(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, any Financial Officer or any vice president of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of March 10, 2023, among the Borrower, JPMorgan, as administrative agent, and the lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means S&P Global Ratings, an S&P Global Inc. business or any successor by merger or consolidation to its business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, a Japanese Governmental Authority imposing, administering or enforcing similar types of Sanctions or trade embargoes or other relevant Sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Persons, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations or order) or (d) any Person otherwise the subject or target of any Sanctions.

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, a Japanese Governmental Authority imposing, administering or enforcing similar types of sanctions or trade embargoes or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Significant Subsidiary” means, with respect to any Person on any date, a Consolidated Subsidiary of such Person that as of such date satisfies the definition of a “significant subsidiary” contained as of the Effective Date in Regulation S-X of the SEC.

“SOFR” means, a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means as to any Person as of any date of determination, that on such date:

(a)            the fair value of the assets of such Person and its subsidiaries, on a consolidated basis, at a fair valuation, exceed their debts and liabilities (including without limitation the Obligations), subordinated, contingent or otherwise;

(b)            the present fair saleable value of the property of such Person and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)            such Person and its subsidiaries, on a consolidated basis, are able to pay all debts and liabilities, subordinated, contingent or otherwise, as such debts become due and liabilities become absolute and matured; and

(d)            such Person and its subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after such date.

“Specified Avant Acquisition Agreement Representations” means such of the representations and warranties made by or with respect to each of the Avant Sellers and/or their subsidiaries in the Avant Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or the Borrower’s affiliates have the right to terminate the Borrower’s or such affiliates’ respective obligations under the Avant Acquisition Agreement or otherwise decline to close the Avant Acquisition as a result of a breach of any such representations and warranties or any such representations and warranties not being accurate (in each case, determined without regard to any notice requirement).

“Specified Franklin Mountain Acquisition Agreement Representations” means such of the representations and warranties made by or with respect to each of the Sellers (as defined in the Franklin Mountain Acquisition Agreement) and/or their respective subsidiaries in the Franklin Mountain Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or the Borrower’s affiliates have the right to terminate the Borrower’s or such affiliates’ respective obligations under the Franklin Mountain Acquisition Agreement or otherwise decline to close the Franklin Mountain Acquisition as a result of a breach of any such representations and warranties or any such representations and warranties not being accurate (in each case, determined without regard to any notice requirement).

“Specified Material Indebtedness” means Debt (other than (i) the Obligations hereunder, (ii) the “Obligations” under and as defined in the Revolving Credit Agreement and (iii) the Bridge Loans) of any one or more of the Borrower and the Guarantors in an aggregate principal amount exceeding $75,000,000.

“Specified Representations” means the following representations and warranties in this Agreement: Section 7.01(a), Section 7.02, Section 7.03(a), (b) and (c) (solely with respect to (x) the Revolving Credit Agreement and (y) any other indenture, agreement or other instrument governing Material Indebtedness), Section 7.08, Section 7.14, Section 7.15 and Section 7.17(a) (with respect to any funding of Tranche A Loans) or Section 7.17(b) (with respect to any funding of Tranche B Loans).

“Stockholders’ Equity” means, as of the time for which any determination thereof is to be made, (a) stockholders’ equity of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP, (b) either (i) plus the amount by which such stockholders’ equity shall have been reduced by reason of any non-cash loss or (ii) minus the amount by which such stockholders’ equity shall have been increased by reason of any non-cash gain, in either case from changes in mark-to-market value of hedges, net of tax, resulting from the requirements of ASC Topic 815, and (c) plus any non-cash write-downs and related charges which are required under Rule 4-10 (Financial Accounting and Reporting for Oil and Gas Producing Activities Pursuant to the Federal Securities Laws and the Energy Policy and Conservation Act of 1975) of Regulation S-X, promulgated by SEC regulation, or by GAAP, recognized by the Borrower or any of its Consolidated Subsidiaries for any fiscal quarter of the Borrower ending after March 10, 2023.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise (for the avoidance of doubt, including on a prepaid basis), involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act).

“Swap Termination Value” means, with respect to any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Syndication Agents” means JPM and PNC Bank, National Association.

“Synthetic Leases” means, with respect to any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 6:00 a.m., New York City time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Ticking Fees” means, collectively, the Tranche A Ticking Fees and the Tranche B Ticking Fees.

“Ticking Fee Rate” means, the rate per annum set forth in the Applicable Rating Level Grid under the heading “Ticking Fee Rate” based upon the Applicable Rating Level in effect on such day.

“Total Debt” means all Debt of the Borrower and its Subsidiaries.

“Total Net Debt” means, as of any date of determination, Total Debt as of such date, net of all cash and cash equivalents of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP (excluding any portion of such aggregate amount of such cash and cash equivalents that appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP).

“Total Net Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Total Net Debt as of such date to (b) Capitalization as of such date.

“Tranche A Availability Period” means the period commencing on the Effective Date and ending on the date that is the earliest to occur of (a) the date that the Franklin Mountain Acquisition Agreement is terminated in accordance with its terms (or the Borrower’s written confirmation or public announcement thereof), (b) June 30, 2025 and (c) any other date of termination of the Tranche A Commitments provided for under this Agreement.

“Tranche A Commitment” means, as to any Tranche A Lender, its commitment to make a Tranche A Loan to the Borrower, expressed as an amount representing the maximum principal amount of the Tranche A Loan to be made by such Lender under this Agreement, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Tranche A Lender pursuant to an Assignment and Assumption or reduced from time to time in accordance with the terms of this Agreement. The amount of each Tranche A Lender’s initial Commitment as of the Effective Date is set forth on Annex I under the column “Tranche A Commitment” opposite such Tranche A Lender’s name. The aggregate amount of the Tranche A Commitments of all Tranche A Lenders on the Effective Date is $500,000,000.

“Tranche A Credit Exposure” means, as to any Tranche A Lender at any time, an amount equal to the aggregate principal amount of its Tranche A Loans outstanding at such time.

“Tranche A Funding Date” means the date on which the conditions specified in Section 6.02 are satisfied (or waived in accordance with Section 12.02) and the Tranche A Loans are funded.

“Tranche A Lender” means each Lender that has a Tranche A Commitment or that holds Tranche A Loans.

“Tranche A Loans” means the loans made by the Tranche A Lenders to the Borrower pursuant to Section 2.01(a).

“Tranche A Maturity Date” means the date that is two (2) years after the Tranche A Funding Date; provided, however, if such date is not a Business Day, the Tranche A Maturity Date shall be the next preceding Business Day.

“Tranche A Ticking Fees” has the meaning assigned to such team in Section 3.05(a).

“Tranche A Ticking Fee Termination Date” has the meaning assigned to such team in Section 3.05(a).

“Tranche B Availability Period” means the period commencing on the Effective Date and ending on the date that is the earliest to occur of (a) the date that the Avant Acquisition Agreement is terminated in accordance with its terms (or the Borrower’s written confirmation or public announcement thereof), (b) February 17, 2025 and (c) any other date of termination of the Tranche B Commitments provided for under this Agreement.

“Tranche B Commitment” means, as to any Tranche B Lender, its commitment to make a Tranche B Loan to the Borrower, expressed as an amount representing the maximum principal amount of the Tranche B Loan to be made by such Lender under this Agreement, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Tranche B Lender pursuant to an Assignment and Assumption or reduced from time to time in accordance with the terms of this Agreement. The amount of each Tranche B Lender’s initial Commitment as of the Effective Date is set forth on Annex I under the column “Tranche B Commitment” opposite such Tranche B Lender’s name. The aggregate amount of the Tranche B Commitments of all Tranche B Lenders on the Effective Date is $500,000,000.

“Tranche B Credit Exposure” means, as to any Tranche B Lender at any time, an amount equal to the aggregate principal amount of its Tranche B Loans outstanding at such time.

“Tranche B Funding Date” means the date on which the conditions specified in Section 6.03 are satisfied (or waived in accordance with Section 12.02) and the Tranche B Loans are funded.

“Tranche B Lender” means each Lender that has a Tranche B Commitment or that holds Tranche B Loans.

“Tranche B Loans” means the loans made by the Tranche B Lenders to the Borrower pursuant to Section 2.01(b).

“Tranche B Maturity Date” means the date that is three (3) years after the Tranche B Funding Date; provided, however, if such date is not a Business Day, the Tranche B Maturity Date shall be the next preceding Business Day.

“Tranche B Ticking Fees” has the meaning assigned to such team in Section 3.05(b).

“Tranche B Ticking Fee Termination Date” has the meaning assigned to such team in Section 3.05(b).

“Transactions” means (a) with respect to the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof, (b) with respect to each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party and the guaranteeing of the Obligations and the other obligations under the Guaranty Agreement by such Guarantor and (c) the consummation of the Avant Acquisition and the Franklin Mountain Acquisition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Withholding Agent” means the Borrower, any Guarantor, and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche A Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “ABR Loan”) or by Class and Type (e.g., a “Term Benchmark Tranche A Loan” or an “ABR Tranche A Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche A Loan Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “ABR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Tranche A Borrowing”).

Section 1.03            Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including”, (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04            Accounting Terms and Determinations; GAAP.

(a)            Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Initial Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

(b)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.

(c)            Any lease that was or would be treated as an operating lease under GAAP on December 31, 2017 shall be treated as an operating lease for all purposes under this Agreement, and any lease that was or would be treated as a Capital Lease under GAAP on December 31, 2017 shall be treated as a Capital Lease for all purposes under this Agreement, in each case, regardless of any change in GAAP implemented after December 31, 2017.

Section 1.05            Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent, its affiliates or other related entities, or any combination thereof, may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II
The Credits

Section 2.01            Commitments. Subject to the terms and conditions set forth herein, (a) each Tranche A Lender (severally and not jointly) agrees to make a Tranche A Loan to the Borrower in Dollars on one occasion during the Tranche A Availability Period in a principal amount up to such Lender’s Tranche A Commitment and (b) each Tranche B Lender (severally and not jointly) agrees to make a Tranche B Loan to the Borrower in Dollars on one occasion during the Tranche B Availability Period in a principal amount up to such Lender’s Tranche B Commitment, in each case, by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. The Tranche A Loans shall be incurred pursuant to a single draw on the Tranche A Funding Date, and the Tranche B Loans shall be incurred pursuant to a single draw on the Tranche B Funding Date. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.

Section 2.02            Loans and Borrowings.

(a)            Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Tranche A Commitments or Tranche B Commitments, as applicable. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans, Term Benchmark Loans or RFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 3.03, 5.01, and 5.02 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. At the time that each ABR Borrowing or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of six (6) Term Benchmark Borrowings or RFR Borrowings outstanding at any time. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Applicable Maturity Date.

(d)            Notes. If requested by a Lender, the Loans made by each Lender shall be evidenced by a single promissory note of the Borrower dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption or amendment or other modification to this Agreement, as of the effective date of the Assignment and Assumption or other amendment or modification, as applicable. Any such promissory note evidencing Tranche A Loans made by a Tranche A Lender shall be in substantially the form of Exhibit A-1, payable to such Tranche A Lender in a principal amount equal to such Lender’s Tranche A Commitment or Tranche A Credit Exposure as in effect on the date described in the foregoing sentence, and any such promissory note evidencing Tranche B Loans made by a Tranche B Lender shall be in substantially the form of Exhibit A-2, payable to such Tranche B Lender in a principal amount equal to such Lender’s Tranche B Commitment or Tranche B Credit Exposure as in effect on the date described in the foregoing sentence. In the event that any Lender’s Commitment or Credit Exposure with respect to any Class increases or decreases for any reason (whether pursuant to Section 2.07, Section 12.04(b) or otherwise), the Borrower shall, if requested by any Lender then holding a Note, deliver or cause to be delivered a new Note payable to such Lender in a principal amount equal to such Lender’s Commitment or Credit Exposure with respect to such Class after giving effect to such increase or decrease, and otherwise duly completed, and such Lender shall return its prior Note to the Borrower, marked “canceled” (or its equivalent) or an affidavit that such Note has been lost and (in any event) has been canceled. The date, amount, Class, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03            Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a)(i) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of an RFR Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether such Borrowing is of Tranche A Loans or Tranche B Loans and the aggregate amount of the requested Borrowing (which shall not exceed the Commitments applicable to such Class);

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing or an RFR Borrowing;

(iv)          in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)           the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03 an RFR Loan bearing interest based on Daily Simple SOFR prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 3.03(a) and Section 3.03(f)).

Section 2.04            Interest Elections.

(a)            Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            Interest Election Requests. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c)             Information in Interest Election Requests. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing or an RFR Borrowing; and

(iv)          if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding the foregoing, in no event shall the Borrower be permitted to request an RFR Loan bearing interest based on Daily Simple SOFR prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 3.03(a) and Section 3.03(f)).

(d)            Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)             Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective) and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05           [Reserved].

Section 2.06           Funding of Borrowings.

(a)            Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)            Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07            Termination and Reduction of Commitments.

(a)            Termination of Tranche A Commitments. To the extent the Tranche A Loan Funding Date occurs, the unused portion of the Tranche A Commitments shall terminate immediately after the funding of the Tranche A Loans on the Tranche A Funding Date. The Tranche A Commitments shall otherwise be automatically and permanently terminated upon the expiration of the Tranche A Availability Period.

(b)            Termination of Tranche B Commitments. To the extent the Tranche B Loan Funding Date occurs, the unused portion of the Tranche B Commitments shall terminate immediately after the funding of the Tranche B Loans on the Tranche B Funding Date. The Tranche B Commitments shall otherwise be automatically and permanently terminated upon the expiration of the Tranche B Availability Period.

(c)            Optional Termination and Reduction of Commitments.

(i)            The Borrower may at any time terminate, or from time to time reduce, the Commitments within a specific Class; provided that each such reduction of Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(ii)           The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments of a specific Class under Section 2.07(c)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07(c)(ii) shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any other credit facilities or any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments provided pursuant to this Section 2.07(c) shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders within the applicable Class in accordance with their respective Commitments in such Class.

Article III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01            Repayment of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Tranche A Lender the then unpaid principal amount of the Tranche A Loans on the Tranche A Maturity Date and (ii) for the account of each Tranche B Lender the then unpaid principal amount of the Tranche B Loans on the Tranche B Maturity Date.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 3.02            Interest.

(a)            ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)            Term Benchmark Loans. The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            RFR Loans. Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.

(d)            Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 3.02(d).

(e)             Interest Payment Date. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)             Interest Rate Computation. Interest computed by reference to the Alternate Base Rate (except when based on the Prime Rate), the Term SOFR Rate or Daily Simple SOFR hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Term SOFR Rate, Adjusted Daily Simple SOFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 3.03            Alternate Rate of Interest.

(a)            Subject to clauses (b), (c), (d), (e), and (f) of this Section 3.03, if:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or

(ii)           the Administrative Agent is advised by the Majority Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.04 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii)  above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.03(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.04 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 3.03(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 3.03(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)             Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day, be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 3.04            Prepayments.

(a)            Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)            Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of (x) a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (y) an RFR Borrowing, not later than 12:00 noon New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:30 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount aggregating $3,000,000 or any larger multiple of $1,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any break funding payments required by Section 5.02.

(c)            No Premium or Penalty. Prepayments permitted under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05            Fees.

(a)            Tranche A Ticking Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Tranche A Lender, a ticking fee (collectively, the “Tranche A Ticking Fees”), which shall accrue at the Ticking Fee Rate on the average daily amount of the Tranche A Commitment of such Lender during the period commencing on the date that is 91 days after the Effective Date and ending on the first to occur of (i) the consummation of the Franklin Mountain Acquisition and (ii) the date on which the Tranche A Availability Period terminates (such earlier date, the “Tranche A Ticking Fee Termination Date”). Accrued Tranche A Ticking Fees shall be payable (i) quarterly in arrears commencing on the 180th day following the Effective Date and every 90 days thereafter and (ii) on the Tranche A Ticking Fee Termination Date. All Tranche A Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            Tranche B Ticking Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Tranche B Lender, a ticking fee (collectively, the “Tranche B Ticking Fees”), which shall accrue at the Ticking Fee Rate on the average daily amount of the Tranche B Commitment of such Lender during the period commencing on the date that is 91 days after the Effective Date and ending on the first to occur of (i) the consummation of the Avant Acquisition and (ii) the date on which the Tranche B Availability Period terminates (such earlier date, the “Tranche B Ticking Fee Termination Date”). Accrued Tranche B Ticking Fees shall be payable (i) quarterly in arrears commencing on the 180th day following the Effective Date and every 90 days thereafter and (ii) on the Tranche B Ticking Fee Termination Date. All Tranche B Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Administrative Agent Fee Letter or as separately agreed upon between the Borrower and the Administrative Agent.

(d)            Payment of Fees. All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent for distribution, in the case of the Ticking Fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

Article IV
Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Payments by the Borrower. The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)            Application of Insufficient Payments. At any time that payments are not required to be applied in the manner required by Section 10.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder not a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements (other than those described in the next clause second), including amounts then due to the Administrative Agent from the Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans ratably and fifth, to the payment of any other Obligations due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan of the same Class, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 5.02. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

(c)            Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02            Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders pursuant to the terms hereof or any other Loan Document, notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            Ticking Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 3.05(a);

(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10.03 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that (i) if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Loans were made at a time when the conditions set forth in Section 6.02 (with respect to Tranche A Loans) or Section 6.03 (with respect to Tranche B Loans) were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by all Lenders on a pro rata basis. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 4.03 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(c)            the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided that this Section 4.03(c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

Article V
Increased Costs; Break Funding Payments; Taxes

Section 5.01            Increased Costs. (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)           impose on any Lender or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)          subject any recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender or such other Credit Party, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in (a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02            Break Funding Payments. (a) With respect to Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b)            With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto, or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03            Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Taxes except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)             Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)            Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of the Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to the Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. The Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding anything to the contrary in this Section 5.03(d), the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs 5.03(d)(i)(A), (B) and (D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)            Without limiting the generality of the foregoing:

(A)          if the Lender is a U.S. Person, the Lender shall provide to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and executed copies of IRS Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding Tax; and

(B)           if the Lender is a Foreign Lender, then the Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of Borrower or the Administrative Agent) whichever of the following is applicable:

(1)            two properly completed and executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(2)            two properly completed and executed copies of IRS Form W-8ECI (or any successor forms),

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially In the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms),

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, or other certification documents (or any successor forms) from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner,

(C)           any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Administrative Agent), executed copies of any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, properly completed, together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower to determine the withholding or deduction required to be made, or

(D)           in the case any payments made to a Lender would be subject to withholding Tax imposed by FATCA if such Lender failed to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from any such payments. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)            The Lender shall, whenever a lapse in time or change in the Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate in any respect, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by the Lender, together with any other certificate or statement of exemption required in order to confirm or establish the Lender’s status or that the Lender is entitled to an exemption from or reduction in U.S. federal withholding Tax or (2) notify the Borrower and the Administrative Agent of its inability to deliver any such forms, certificates or other evidence.

(f)             Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Refunds. If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section), it shall pay over an amount equal to such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

Section 5.04            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of Different Lending Office. If (i) any Lender requests compensation under Section 5.01, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (B) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender is a Defaulting Lender, or (iv) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Lenders (with the percentage in such definition being deemed to be 75% for this purpose) has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant to Sections 5.01 or 5.03) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments and (D) in the case of any assignment resulting from any Lender that does not consent to any proposed amendment, supplement, modification, consent or waiver, the applicable assignee shall have consented to the applicable amendment, supplement, modification, consent or waiver. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

Article VI
Conditions Precedent

Section 6.01           Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)            The Administrative Agent shall have received (in each case, in form and substance acceptable to the Administrative Agent):

(i)            from each party hereto, counterparts of this Agreement signed on behalf of such party (in such number as may be requested by the Administrative Agent);

(ii)           to the extent any Lender requests a Note with respect to its Commitment prior to the Closing Date, the Administrative Agent shall have received a duly executed Note payable to such Lender in an amount equal to the amount of its Commitment; and

(iii)          to the extent there are any Guarantors on the Effective Date, from each party thereto, counterparts of the Guaranty Agreement (in such number as may be requested by the Administrative Agent) signed on behalf of such party.

(b)            The Administrative Agent, the Joint Lead Arrangers and the Lenders shall have received all fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (it being understood that the fees and expenses of Sidley Austin LLP, counsel to the Administrative Agent, may be paid no later than five (5) Business Days after the Effective Date; provided that the Borrower receives a reasonably-detailed invoice for such fees and expenses no later than two (2) Business Days after the Effective Date).

(c)            The Administrative Agent shall have received a certificate of the Secretary, Corporate Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its board of directors with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Loan Party (A) who are authorized to sign the Loan Documents to which such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation (or equivalent) and bylaws (or equivalent) of such Loan Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(d)            The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party.

(e)            At the time of and immediately after the occurrence of the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(f)             The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) on the Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing, such representations and warranties shall continue to be true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects) as of such specified earlier date.

(g)            The Administrative Agent shall have received a certificate confirming compliance with the conditions set forth in paragraphs (e) and (f) of this Section 6.01, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.

(h)            The Administrative Agent shall have received a legal opinion of Willkie, Farr & Gallagher LLP, special counsel to the Borrower, addressed to the Administrative Agent and the Lenders and covering customary matters for transactions of this type and in form and substance satisfactory to the Administrative Agent.

(i)             Each of the Franklin Mountain Acquisition Agreement and the Avant Acquisition Agreement shall be in form and substance satisfactory to the Joint Lead Arrangers (it being understood that the Franklin Mountain Acquisition Agreement and the Avant Acquisition Agreement, each as in effect on November 12, 2024, are satisfactory to the Joint Lead Arrangers).

(j)             The Administrative Agent shall have received true and complete copies of the Franklin Mountain Acquisition Agreement and the Avant Acquisition Agreement and all amendments, supplements or other modifications thereto, in each case, as certified by a Responsible Officer (with such certificate dated as of the Effective Date).

(k)            (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrower and each other Loan Party requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Loan Party shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(l)             All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Borrower and Subsidiaries shall have been obtained and be in full force and effect.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02            Tranche A Loans. The obligation of the Tranche A Lenders to make Tranche A Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived pursuant to Section 12.02):

(a)            The receipt by the Administrative Agent of a Borrowing Request with respect to the requested Loans in accordance with Section 2.03; provided that the representations and warranties set forth in such Borrowing Request shall be limited to those described in Section 6.02(c) and Section 6.02(e).

(b)            The Franklin Mountain Acquisition shall be consummated in all material respects in accordance with the terms of the Franklin Mountain Acquisition Agreement substantially concurrently with the funding of the Tranche A Loans without giving effect to any amendments, consents, waivers or other modifications to the Franklin Mountain Acquisition Agreement as in effect on the Effective Date that are materially adverse to the Lenders or the Joint Lead Arrangers (it being understood that (A) any change in the purchase price not exceeding a 10% increase or decrease in the purchase price to be paid under the Franklin Mountain Acquisition Agreement as in effect on November 12, 2024 will be deemed not to be materially adverse to the Lenders and the Joint Lead Arrangers, (B) any decrease in the purchase price will be deemed not to be materially adverse to the Lenders and the Joint Lead Arrangers so long as such decrease is allocated, at the Borrower’s discretion, to reduce either (x) the Bridge Commitments on a dollar-for-dollar basis or (y) the Bridge Commitments and the Tranche A Commitments on a pro rata dollar-for-dollar basis, (C) any increase in the purchase price set forth in the Franklin Mountain Acquisition Agreement will be deemed not to be materially adverse to the Lenders and the Joint Lead Arrangers to the extent such increase is funded entirely using the proceeds of an equity issuance by the Borrower, (D) no modification to the purchase price as a result of any working capital adjustment expressly contemplated by the Franklin Mountain Acquisition Agreement as in effect on November 12, 2024 shall constitute a reduction or increase in the cash consideration payable or the purchase price to be paid under the Franklin Mountain Acquisition Agreement, and (E) any change in the definition of “Material Adverse Effect” (or any similar defined term) or Section 14.22 of the Franklin Mountain Acquisition Agreement as in effect on November 12, 2024 will be deemed to be materially adverse to the interests of the Lenders).

(c)            The Specified Franklin Mountain Acquisition Agreement Representations under the Franklin Mountain Acquisition Agreement shall be true and correct, in each case at the time of, and after giving effect to, the making of the Tranche A Loans (except to the extent any such representation expressly relates to an earlier date, in which case such representation shall be true and correct as of such earlier date).

(d)            The Tranche A Availability Period has not expired.

(e)            The Specified Representations shall be true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects).

(f)             The Administrative Agent shall have received a customary officer’s closing certificate certifying satisfaction of the conditions set forth in Section 6.02(c) and Section 6.02(e).

Section 6.03            Tranche B Loans. The obligation of the Lenders to make Tranche B Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived pursuant to Section 12.02):

(a)            The receipt by the Administrative Agent of a Borrowing Request with respect to the requested Loans in accordance with Section 2.03; provided that the representations and warranties set forth in such Borrowing Request shall be limited to those described in Section 6.03(c) and Section 6.03(e).

(b)           The Avant Acquisition shall be consummated in all material respects in accordance with the terms of the Avant Acquisition Agreement substantially concurrently with the funding of the Tranche B Loans without giving effect to any amendments, consents, waivers or other modifications to the Avant Acquisition Agreement as in effect on the Effective Date that are materially adverse to the Lenders or the Joint Lead Arrangers (it being understood that (A) any change in the purchase price not exceeding a 10% increase or decrease in the purchase price to be paid under the Avant Acquisition Agreement as in effect on November 12, 2024 will be deemed not to be materially adverse to the Lenders and the Joint Lead Arrangers, (B) any decrease in the purchase price to be paid under the Avant Acquisition Agreement will be deemed not to be materially adverse to the Lenders and the Joint Lead Arrangers so long as such decrease is allocated, at the Borrower’s discretion, to reduce either (x) the Bridge Commitments on a dollar-for-dollar basis or (y) the Bridge Commitments and the Tranche B Commitments on a pro rata dollar-for-dollar basis, (C) any increase in the purchase price set forth in the Avant Acquisition Agreement will be deemed not to be materially adverse to the Lenders and the Joint Lead Arrangers to the extent such increase is funded entirely using the proceeds of an equity issuance by the Borrower, (D) no modification to the purchase price as a result of any working capital adjustment expressly contemplated by the Avant Acquisition Agreement as in effect on November 12, 2024 shall constitute a reduction or increase in the cash consideration payable or the purchase price to be paid under the Avant Acquisition Agreement, and (E) any change in the definition of “Material Adverse Effect” (or any similar defined term) or Section 11.8 of the Avant Acquisition Agreement as in effect on November 12, 2024 will be deemed to be materially adverse to the interests of the Lenders).

(c)            The Specified Avant Acquisition Agreement Representations under the Avant Acquisition Agreement shall be true and correct, in each case at the time of, and after giving effect to, the making of the Tranche B Loans (except to the extent any such representation expressly relates to an earlier date, in which case such representation shall be true and correct as of such earlier date)

(d)            The Tranche B Availability Period has not expired.

(e)            The Specified Representations shall be true and correct in all material respects (or, if already qualified by materiality, Material Adverse Effect or a similar qualification, true and correct in all respects).

(f)             The Administrative Agent shall have received a customary officer’s closing certificate certifying satisfaction of the conditions set forth in Section 6.03(c) and Section 6.03(e).

Article VII
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01            Organization; Powers. Each of the Borrower and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02            Authority; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03            Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than those third party approvals or consents or filings with the SEC pursuant to the Securities Exchange Act of 1934 which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect and do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or the Borrower’s or such Subsidiary’s Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any Property of the Borrower or any Subsidiary.

Section 7.04            Financial Condition; No Material Adverse Change.

(a)            The Borrower has heretofore furnished to the Lenders its (i) consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2023, reported on by PricewaterhouseCoopers LLP, independent public accountants and (ii) unaudited consolidated balance sheet and related statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended September 30, 2024 (collectively, the “Initial Financial Statements”). The Initial Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)            Since December 31, 2023, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)            As of the Effective Date, neither the Borrower nor any Subsidiary has any material Debt (including Disqualified Capital Stock) or any material contingent liabilities, off-balance sheet liabilities or partnerships, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Initial Financial Statements.

Section 7.05            Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (except as disclosed on Schedule 7.05) or (ii) that involve any Loan Document or the Transactions.

Section 7.06            Environmental Matters. Except as set forth in Schedule 7.06 and for such other matters that individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 7.07            Compliance with the Laws and Agreements: No Defaults.

(a)            Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)            No Default has occurred and is continuing.

Section 7.08            Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 7.09            Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 7.10            ERISA.

(a)            No ERISA Event with respect to any Plan has occurred for which the Borrower, any Subsidiary or any ERISA Affiliate has any unsatisfied liability, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)            The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)            Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d)            No liability to the PBGC (other than for the payment of premiums) by the Borrower, any Subsidiary or any ERISA Affiliate is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e)            Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan and no waived funding deficiency (as defined in section 303 of ERISA and section 430 of the Code) exists with respect to any Plan, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f)             Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, that could reasonably be expected to result in a Material Adverse Effect if terminated by the Borrower, a Subsidiary or any ERISA Affiliate.

(g)            Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to or has any secondary contingent liability pursuant to section 4204 of ERISA with respect to any Multiemployer Plan, and neither the Borrower nor any ERISA Affiliate has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

Section 7.11            Disclosure; No Material Misstatements.

(a)            None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to estimates, pro forma financial statements and projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such financial statements and projected financial information were delivered.

(b)            As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 7.12            Insurance. The Borrower has, and has caused all of its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries.

Section 7.13            Subsidiaries. As of the Effective Date, except as set forth on Schedule 7.13, (a) the Borrower has no Significant Subsidiaries or Foreign Subsidiaries and (b) there are no Guarantors.

Section 7.14            Use of Loans. The proceeds of the Loans shall be used (a) in the case of the Tranche A Loans, to pay a portion of the cash consideration for the Franklin Mountain Acquisition and to pay fees, premiums, expenses and other transaction costs incurred in connection therewith and (b) in the case of the Tranche B Loans, to pay a portion of the cash consideration for the Avant Acquisition and to pay fees, premiums, expenses and other transaction costs incurred in connection therewith. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.15            Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and, to the knowledge of the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that could reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary, any of their respective directors or officers or, to the knowledge of the Borrower, employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

Section 7.16            Affected Financial Institutions. Neither the Borrower nor any Guarantor is an Affected Financial Institution.

Section 7.17           Solvency.

(a)            As of the Tranche A Funding Date, after giving effect to the Franklin Mountain Acquisition, the related transactions and the incurrence of the indebtedness and other obligations in connection therewith (including the Tranche A Loans) on the Tranche A Funding Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

(b)            As of the Tranche B Funding Date, after giving effect to the Avant Acquisition, the related transactions and the incurrence of the indebtedness and other obligations in connection therewith (including the Tranche B Loans) on the Tranche B Funding Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Article VIII
Affirmative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 8.01            Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent:

(a)            Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)            Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)            Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Initial Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)            Certificate of Insurer – Insurance Coverage. Upon request of the Administrative Agent, a certificate of insurance coverage with respect to the insurance required by Section 8.06, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, copies of the applicable policies.

(e)            SEC and Other Filings, Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(f)            Index Debt. Within five (5) Business Days after any Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change.

(g)            Other Requested Information. Promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary or ERISA Affiliate (including any Plan and any reports, notices or other information required to be filed or delivered with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Any report, statement or other material required to be furnished pursuant to Section 8.01(a), Section 8.01(b) or Section 8.01(e) may (to the extent filed with the SEC) be furnished electronically and if so furnished, shall be deemed to have been furnished on the date (i) on which the Borrower posts such report, statement or other material, or provides a link thereto on the Borrower’s website on the Internet at www.coterra.com; or (ii) on which such report, statement or other material is posted on the Borrower’s behalf on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail), of the posting of any such report, statement or other material and the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such report, statement or other material if requested. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery to it and maintaining its copies of such documents.

Section 8.02            Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following after a Responsible Officer of the Borrower becomes aware thereof:

(a)            the occurrence of any Default;

(b)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(c)            any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03            Existence: Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, except for any failure to preserve, renew or keep in full force and effect the existence of any Subsidiary (other than any Guarantor); and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, Division, liquidation or dissolution permitted under Section 9.06.

Section 8.04            Payment of Taxes. The Borrower will, and will cause each Subsidiary to, pay its material Tax liabilities before the same shall become delinquent or in default, except where either (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05            Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each Subsidiary to, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect:

(a)            operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom; and

(b)            (i) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (ii) preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities.

Section 8.06            Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 8.07            Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders shall not make more than one such visit and inspection in any fiscal year.

Section 8.08            Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, including, without limitation, all ERISA laws and Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.09            Environmental Matters.

(a)            The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, at, in, under, about or from any of the Borrower’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Borrower’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, at, in, under, about or from any of the Borrower’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis of any Environmental Liability which could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and its Subsidiaries’ obligations under this Section 8.09(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)            The Borrower will promptly, but in no event later than five days of the occurrence thereof, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) that would have a Material Adverse Effect.

Section 8.10            Further Assurances. The Borrower at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to correct any omissions in any Loan Document.

Section 8.11            Additional Guarantors. At its option, the Borrower may designate any Subsidiary as a Guarantor by giving the Administrative Agent written notice thereof and, promptly after such notification (and in any event within ten (10) Business Days thereof (or such later date in the Administrative Agent’s sole discretion)), causing such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a counterpart to the Guaranty Agreement (or, if the Guaranty Agreement is then in effect, a supplement to the Guaranty Agreement), appropriate resolutions, other organizational documents and legal opinions, in each case, as may be reasonably requested by the Administrative Agent and substantially similar to those documents delivered on the Effective Date pursuant to Section 6.01 with respect to the Borrower or which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

Section 8.12            ERISA Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) upon request of the Administrative Agent, copies of each annual and other report filed with the U.S. Department of Labor, the Internal Revenue Service or the PBGC with respect to each Plan or any trust created thereunder, as filed with the U.S. Department of Labor, the Internal Revenue Service or the PBGC, (ii) immediately upon becoming aware of the occurrence of any ERISA Event in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the U.S. Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan, irrespective of whether such notice, termination or administration would otherwise result in an ERISA Event. With respect to each Plan (other than a Multiemployer Plan), except where the failure to do so could not reasonably be expected to result in material liability, the Borrower will, and, if applicable, will cause each Subsidiary and ERISA Affiliate to pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Article IX
Negative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 9.01            Financial Covenant. The Borrower will not, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2024), permit the Leverage Ratio to exceed 3.00 to 1.00; provided, that if at any time there is no Specified Material Indebtedness outstanding which has a financial maintenance covenant based on a leverage ratio that is substantially similar to the Leverage Ratio, then, commencing with the last day of the fiscal quarter during which such leverage ratio ceased to apply under such Specified Material Indebtedness (or the fiscal quarter during which all Specified Material Indebtedness ceases to exist), the Borrower will not permit the Total Net Debt to Capitalization Ratio, expressed as a percentage, to exceed 65% at any time.

Section 9.02            Debt. The Borrower will not permit any Subsidiary to incur, create, assume, guarantee or in any other manner become liable with respect to or become responsible for the payment of any Debt other than:

(a)            unsecured Debt owing to the Borrower or any other Subsidiary;

(b)            guaranties of the Obligations and other Debt of the Borrower permitted by this Agreement;

(c)            Debt of Subsidiaries that are Guarantors in an unlimited amount, so long as, after giving effect to the incurrence of any such Debt, the Borrower is in compliance on a pro forma basis with the applicable financial covenant set forth in Section 9.01 as of the last day of the period of four consecutive fiscal quarters of the Borrower most recently ended for which financial statements have been delivered (or are required to be delivered) pursuant to Section 8.01;

(d)            Capital Lease Obligations and any purchase money Debt of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of fixed or capital assets; provided that, with respect to such Capital Lease Obligations or purchase money Debt, (i) the Debt secured thereby is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Liens securing such Debt do not at any time encumber any property other than the property financed by such Debt and additions, accessions and improvements thereto and proceeds thereof and (iii) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets plus brokerage, financing, acquisition and other similar fees, costs and expenses related thereto;

(e)            indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with any acquisition or disposition otherwise permitted hereunder;

(f)            to the extent constituting Debt, Debt associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirement or by third parties in the ordinary course of business;

(g)            Debt of a Subsidiary which exists prior to the time of acquisition of such Subsidiary (including Debt existing at the time of the acquisition of the capital stock or assets of such Person or a merger with or consolidation with such Person by the Borrower or a Subsidiary) as long as such Debt was not created in anticipation thereof;

(h)            Debt incurred to finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed $35,000,000 at any time outstanding;

(i)            Debt owing to financial institutions arising from the honoring of a check, draft or other similar instrument inadvertently drawing against insufficient funds;

(j)            other Debt; provided, that, immediately after giving effect to the incurrence of any such Debt, the aggregate Debt incurred in reliance on this clause (j) does not exceed an amount equal to fifteen percent (15%) of Consolidated Net Tangible Assets; and

(k)            extensions, refinancings, renewals or replacements (or successive extensions, refinancings, renewals or replacements), in whole or in part, of Debt otherwise permitted hereunder which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Debt being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement.

Section 9.03            Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), unless in connection with the granting of such Lien, the Obligations is secured equally and ratably with (or prior to) such Liens, other than:

(a)            Excepted Liens;

(b)            any Lien on any Property of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 9.03; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)            any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)            Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Debt permitted by Section 9.02(d) (or Debt permitted by Section 9.02(k) with respect thereto), (ii) such security interests and the Debt secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets plus brokerage, financing, acquisition and other similar fees, costs and expenses related thereto, and (iv) the Liens securing such Debt do not at any time encumber any property other than the property financed by such Debt and additions, accessions and improvements thereto and proceeds thereof;

(e)            Liens securing other Debt of the Borrower or any Subsidiary; provided, that, after giving effect to the incurrence of any such Lien or any Debt secured thereby, the aggregate principal amount of Debt secured by Liens in reliance on this clause (e) does not exceed an amount equal to fifteen percent (15%) of Consolidated Net Tangible Assets;

(f)            Liens on cash deposits securing obligations under Swap Agreements, not to exceed $70,000,000 in the aggregate at any time in effect; and

(g)            Liens in respect of any Limited Recourse Stock Pledge.

Section 9.04            Nature of Business. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company other than in connection with conducting any business substantially related or incidental thereto.

Section 9.05            Use of Proceeds.

(a)            The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.14.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan under this Agreement directly or indirectly for the purpose of buying or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry a Margin Stock or for any other purpose which would constitute this transaction a “purpose” credit within the meaning of Regulation U, in each case, in violation of Regulation T, U or X. The Borrower will not, nor will it permit any of its Subsidiaries to, take any action which would cause this Agreement or any other Loan Document to violate any regulation of the Board, including Regulation T, U or X. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

(c)            The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or that cause any Person to be in violation of Sanctions, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 9.06            Mergers, Etc.

(a)            The Borrower will not consolidate or merge with or into any other Person, or liquidate or dissolve; provided, that the Borrower may consolidate or merge with or into another Person if (i) the Borrower is the entity surviving such consolidation or merger and (ii) at the time of, and immediately after giving effect to, such consolidation or merger, no Default or Event of Default shall have occurred and be continuing.

(b)            The Borrower will not permit any Guarantor to consolidate or merge with or into any other Person, or liquidate or dissolve; provided that any Guarantor may consolidate or merge with or into (i) the Borrower, (ii) any other Guarantor or (iii) any other Person that is not the Borrower or a Guarantor, so long as (A) in the case of clause (iii), either (x) such Guarantor is the entity surviving such consolidation or merger or (y) if such other Person is the entity surviving such consolidation or merger, such Person shall have delivered to the Administrative Agent, substantially contemporaneously with such consolidation or merger, an acknowledgment in form and substance reasonably acceptable to the Administrative Agent expressly assuming the obligations of a Guarantor under the Loan Documents and (B) at the time of, and immediately after giving effect to, such consolidation or merger, no Event of Default shall have occurred and be continuing.

(c)            The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the Property of the Borrower and its Subsidiaries, taken as a whole, to any other Person; provided, that, (i) the Borrower may sell, lease or otherwise transfer all or substantially all of its assets to any Subsidiary and (ii) any Subsidiary may sell, lease or otherwise transfer all or substantially all of its assets to the Borrower or any other Subsidiary.

Section 9.07            Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any material transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate except (i) such transactions as are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (ii) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

Section 9.08            ERISA Compliance. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, the Borrower will not, and will not permit any Subsidiary or ERISA Affiliate to, at any time:

(a)            fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(b)            terminate any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower to the PBGC;

(c)            incur a liability to or on account of a Plan under sections 4062, 4063, 4064, 4201 or 4204 of ERISA;

(d)            contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, that is maintained to provide benefits to former employees of the Borrower, a Subsidiary or an ERISA Affiliate, and may not be terminated by the Borrower, such Subsidiary or such ERISA Affiliate in its sole discretion at any time without any liability other than the payment of accrued benefits under such plan; or

(e)            permit any Plan to (1) fail to satisfy the minimum funding standard applicable to the Plan for any plan year pursuant to section 430 of the Code or section 303 of ERISA (determined without regard to any waiver of funding provisions therein) or (2) fail to satisfy the requirements of section 436 of the Code or section 206(g) of ERISA.

Article X
Events of Default; Remedies

Section 10.01            Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)            the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, (i) that was subject to a materiality qualifier (by reference to Material Adverse Effect or otherwise) shall prove to have been incorrect when made or deemed made or (ii) was not subject to a materiality qualifier shall prove to have been incorrect in any material respect when made or deemed made;

(d)            the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03 (with respect to the Borrower’s existence), Section 8.11 or in Article IX;

(e)            the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such Guarantor otherwise becoming aware of such default or failure;

(f)            the Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g)            at any time other than during a Cross Acceleration Test Period, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Guarantor to make an offer in respect thereof; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt;

(h)            at any time during a Cross Acceleration Test Period, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that causes any Material Indebtedness to become due or to be Redeemed (or to be offered to be Redeemed) prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt;

(i)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)            the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)            the Borrower or any Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)            one or more judgments for the payment of money in an aggregate amount in excess of $200,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(m)            this Agreement, any Note or the Guaranty Agreement (if any) shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower or any Guarantor party thereto or shall be repudiated by any of them; or

(n)            a Change in Control shall occur.

Section 10.02            Remedies.

(a)            In the case of an Event of Default other than one described in Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, Obligations and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including any break funding payment), shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)            In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

Section 10.03            Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Majority Lenders, all payments received on account of the Obligations shall, subject to Section 4.03, be applied by the Administrative Agent as follows:

(a)            first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 12.03 and amounts pursuant to Section 3.05(c) payable to the Administrative Agent in its capacity as such);

(b)            second, to payment of that portion of Obligations constituting fees, expenses, indemnities and other amounts payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 12.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(c)            third, to payment of that portion of Obligations constituting interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)            fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this Section 10.03(d) payable to them;

(e)            fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)            finally, the balance, if any, after Payment in Full, to the Borrower or as otherwise required by law.

Article XI
The Agents

Section 11.01         Appointment; Powers. Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

Section 11.02         Duties and Obligations of Administrative Agent.

(a)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(b)            None of any Syndication Agent, any Co-Documentation Agent or any Joint Lead Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(c)            The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 11.03         Action by Administrative Agent.

(a)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Majority Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(b)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement or the transactions contemplated hereby; and

(ii)            nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

Section 11.04         Reliance by Administrative Agent.

(a)            Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 8.02 unless and until written notice thereof stating that it is a “notice under Section 8.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VI or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary or any Lender as a result of, any determination of the Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 12.04, (ii) may rely on the Register to the extent set forth in Section 12.04(b), (iii)  may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any Guarantor in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05            Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 11.06         Resignation of Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld, conditioned or delayed, and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(b)            Notwithstanding Section 11.06(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Majority Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article XI and Section 12.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 11.07         Agents as Lenders. Each bank serving as an Agent hereunder shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Majority Lenders”, “Majority Tranche A Lenders”, “Majority Tranche B Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Majority Lenders, Majority Tranche A Lenders or Majority Tranche B Lenders, as applicable. The Person serving as an Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as an Agent and without any duty to account therefor to the Lenders.

Section 11.08         No Reliance.

(a)            Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans or to provide such other facilities is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger any Syndication Agent, any Co-Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as expressly set forth herein, the Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Joint Lead Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Sidley Austin LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)            (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 11.08(c) shall be conclusive, absent manifest error.

(ii)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)            The Borrower and each Guarantor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv)            Each party’s obligations under this Section 11.08(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 11.09         Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding with respect to the Borrower or any Guarantor under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that is owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 3.02, 3.05, 5.01, 5.03 and 12.03) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)            any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 12.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10         The Joint Lead Arrangers, the Co-Documentation Agents and the Syndication Agents. The Joint Lead Arrangers, the Co-Documentation Agents and the Syndication Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

Section 11.11         Posting of Communications.

(a)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY GUARANTOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S, ANY GUARANTOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)            Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.12         Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)            The Administrative Agent, and each Joint Lead Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 11.13         No Third Party Beneficiaries. The provisions of this Article XI are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 11.14         Borrower Communications.

(a)            The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)            Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)            Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article XII
Miscellaneous

Section 12.01         Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(c)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower, to it at Three Memorial City Plaza, 840 Gessner Road, Suite 1400, Houston, Texas 77024, Attention to Shannon E. Young III;

(ii)            if to the Administrative Agent, to Toronto Dominion (Texas) LLC, TD North Tower, 26th Floor, 77 King Street West, Toronto, Ontario M5K 1A2 Canada, Attention to Administrative Agent, Facsimile: 416-982-5535, Email: TDSAgencyAdmin@tdsecurities.com;

(iii)            if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portal, to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).

(c)            Notices and other communications to the Lenders hereunder may be delivered or furnished by Approved Electronic Platforms or Approved Borrower Portal pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)            Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(e)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 12.02         Waivers; Amendments.

(a)            No failure or delay on the part of the Administrative Agent, any other Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)            Subject to Section 3.03(b), Section 4.03(c), Section 12.02(c) and Section 12.02(d), neither this Agreement nor any provision hereof nor any other Loan Document, nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:

(i)            increase the Commitment of any Lender without the written consent of such Lender,

(ii)            reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby,

(iii)            postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby,

(iv)            (x) change Section 2.07, Section 4.01(b) or Section 4.01(c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby or (y) change Section 4.01(b) or Section 10.03 in a manner that would modify the order of application of payments, in each case, without the written consent of each Lender affected thereby,

(v)            waive or amend Section 3.04(b), Section 4.03(b) or Section 6.01 without the written consent of each Lender,

(vi)            change any of the provisions of this Section 12.02(b) or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents without the written consent of each Lender,

(vii)            extend the Tranche A Availability Period or the Tranche A Maturity Date without the written consent of each Tranche A Lender,

(viii)            extend the Tranche B Availability Period or the Tranche B Maturity Date without the written consent of each Tranche B Lender,

(ix)            amend, waive or otherwise modify Section 6.02 or the definition of “Majority Tranche A Lenders” without the written consent of each Tranche A Lender,

(x)            amend, waive or otherwise modify Section 6.03 or the definition of “Majority Tranche B Lenders” without the written consent of each Tranche B Lender, or

(xi)            other than as provided for in clauses (vii) through (x) above, amend, waive or otherwise modify any other term or provision which directly and adversely affects Lenders under one Class and does not directly and adversely affect Lenders under any other Class, in each case, without the written consent of the Applicable Majority Class Lenders under such applicable directly and adversely affected Class;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any other Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or such other Agent, as the case may be (it being understood that any change to Section 4.03 shall require the consent of the Administrative Agent). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i) or (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)            If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. The Administrative Agent shall provide the Lenders a copy of such amendment after it becomes effective.

(d)            So long as no Default or Event of Default has occurred and is continuing under the Loan Documents (or would result from such release), (i) if all of the Equity Interests of a Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise disposed of in a transaction or transactions not prohibited by this Agreement or (ii) in the event that, immediately after giving effect to the release of any Guarantor’s Guaranty Agreement and any simultaneous release of any other Guaranty by such Guarantor, all of the Debt of the Borrower and the Subsidiaries is permitted under Section 9.02 (assuming for this purpose that all such Debt is incurred at such time), then, in each case, promptly following the Borrower’s written request, the Administrative Agent shall execute a release of such Guarantor from its Guaranty Agreement. In connection with any release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

Section 12.03         Expenses, Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its affiliates (including the reasonable and documented fees, charges and disbursements of one outside counsel to the Administrative Agent, and the reasonable and documented travel, photocopy, mailing, courier, telephone and other similar expenses) in connection with the syndication of the credit facilities provided for herein and the preparation, negotiation, execution, delivery and administration (both before and after the execution of this Agreement and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of the this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)            THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE JOINT LEAD ARRANGERS AND THE LENDERS (AND THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS AND AGENTS) (EACH, AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ONE FIRM OF COUNSEL FOR ALL INDEMNITEES, TAKEN AS A WHOLE, AND, IF REASONABLY NECESSARY, ONE FIRM OF LOCAL COUNSEL IN EACH APPROPRIATE JURISDICTION FOR THE INDEMNITEES, TAKEN AS A WHOLE, AND, IN THE CASE OF AN ACTUAL OR PERCEIVED CONFLICT OF INTEREST (AS REASONABLY DETERMINED BY AN INDEMNITEE), ONE ADDITIONAL FIRM OF COUNSEL IN EACH RELEVANT JURISDICTION FOR SUCH AFFECTED INDEMNITEES SIMILARLY SITUATED, TAKEN AS A WHOLE), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE FAILURE OF THE BORROWER OR ANY OF ITS SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (viii) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (ix) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES, (x) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY, (xi) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION, ARBITRATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING (WHETHER OR NOT SUCH CLAIM, LITIGATION, INVESTIGATION, ARBITRATION OR PROCEEDING (EACH, A “PROCEEDING”) IN ANY JURISDICTION RELATING TO ANY OF THE FOREGOING (INCLUDING IN RELATION TO ENFORCING THE TERMS OF THE LIMITATION OF LIABILITY AND INDEMNIFICATION REFERRED TO ABOVE), REGARDLESS OF WHETHER OT NOT ANY INDEMNITEE IS A PARTY THERETO AND WHETHER OR NOT SUCH PROCEEDING IS BROUGHT BY THE BORROWER, OR A GUARANTOR, OR ITS OR THEIR RESPECTIVE EQUITY HOLDERS, AFFILIATES, CREDITORS OR ANY OTHER THIRD PERSON), WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNIFICATION SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (X) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (Y) ANY MATERIAL BREACH OF THE EXPRESS OBLIGATIONS OF SUCH INDEMNITEE UNDER THE LOAN DOCUMENTS PURSUANT TO A CLAIM INITIATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OR (Z) ANY DISPUTE SOLELY BETWEEN OR AMONG INDEMNITEES (NOT ARISING AS A RESULT OF ANY ACT OR OMISSION BY THE BORROWER OR ANY OF ITS SUBSIDIARIES), OTHER THAN CLAIMS AGAINST ANY LENDER IN ITS CAPACITY AS, OR IN FULFILLING ITS ROLE AS, THE ADMINISTRATIVE BANK, A JOINT LEAD ARRANGER OR ANY SIMILAR ROLE UNDER THE LOAN DOCUMENTS.

(c)            Each Lender severally agrees to pay any amount required to be paid by the Borrower under Sections 12.03(a) and (b) to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section 12.03 (or, if such payment is sought after Payment in Full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnity and hold each Agent Indemnitee harmless from and against any and all Liabilities, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section 12.03 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)            To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Syndication Agent, any Co-Documentation Agent and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)            All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

(f)            This Section 12.03 shall not apply to Taxes.

Section 12.04         Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)            the Borrower; provided, that (x) the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B)            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender (other than a Defaulting Lender) immediately prior to giving effect to such assignment.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent (1) an Assignment and Assumption or (2) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Subsidiaries and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)            Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of (A) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (B) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b)(ii)(C) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 4.02 or 12.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)            Any Lender may, without the consent of, or notice to, the Borrower and the Administrative Agent sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(d), it being understood that the documentation required under Section 5.03(d) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that such Participant (A) agrees to be subject to the provisions of Section 5.04 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided, that such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower or any Guarantor to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05         Survival; Revival; Reinstatement.

(a)            All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)            To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06         Counterparts; Integration; Effectiveness Electronic Execution.

(a)            This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page or any electronic images of this Agreement, any other Loan Document or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s or any Lender’s reliance on or use of Electronic Signatures or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 12.07         Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower or any Guarantor against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.03 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09         GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL (I) AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION OR (II) WAIVE ANY STATUTORY, REGULATORY, COMMON LAW, OR OTHER RULE, DOCTRINE, LEGAL RESTRICTION, PROVISION OR THE LIKE PROVIDING FOR THE TREATMENT OF BANK BRANCHES, BANK AGENCIES, OR OTHER BANK OFFICES AS IF THEY WERE SEPARATE JURIDICAL ENTITIES FOR CERTAIN PURPOSES, INCLUDING UNIFORM COMMERCIAL CODE SECTIONS 4-106, 4-A-105(1)(B), AND 5-116(B), UCP 600 ARTICLE 3 AND ISP98 RULE 2.02, AND URDG 758 ARTICLE 3(A).

(c)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.01. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)            EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.10         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11         Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any pledge or assignment permitted under Section 12.04(d), (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to the Borrower and its obligations or (iii) the extent required by any credit insurance broker in connection with providing credit risk mitigation coverage in connection with this Agreement, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower, or (i) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein. For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary and other than information pertaining to this Agreement routinely and customarily provided by the Joint Lead Arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit any Person from disclosing or providing any information within the scope of this Section 12.11 to any Governmental Authority to the extent that any such prohibition on disclosure set forth in this Section 12.11 shall be prohibited by the laws or regulations applicable to such Governmental Authority.

Section 12.12         Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

Section 12.13         EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14         No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrower, and no other Person (including any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent or any Lender for any reason whatsoever. Other than the Indemnitees, there are no third party beneficiaries.

Section 12.15         USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 12.16         Reserved.

Section 12.17         Material Non-Public Information.

(a)            EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 12.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)            ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE GUARANTORS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 12.18         No Fiduciary Duty, etc.

(a)            The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other Person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b)            The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)            In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 12.19         Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	COTERRA ENERGY INC.

	By:	/s/ Shannon E. Young III
	Name:	Shannon E. Young III
	Title:	Executive Vice President and Chief Financial Officer

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ADMINISTRATIVE AGENT:	Toronto Dominion (Texas) LLC

	By:	/s/ Jonathan Schwartz
	Name:	Jonathan Schwartz
	Title:	Vice President

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LENDER:	THE TORONTO-DOMINION BANK, NEW YORK BRANCH

	By:	/s/ Jonathan Schwartz
	Name:	Jonathan Schwartz
	Title:	Authorized Signatory

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Erica Spencer
	Name:	Erica Spencer
	Title:	Authorized Officer

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LENDER:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Denise Davis
	Name:	Denise Davis
	Title:	Managing Director

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Megan Baqui
	Name:	Megan Baqui
	Title:	Director

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	Scotia Financing (USA) LLC

	By:	/s/ Michelle Phillips
	Name:	Michelle Phillips
	Title:	President & CEO

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ John C. Lozano
	Name:	John C. Lozano
	Title:	Senior Vice President

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Erin Grasty
	Name:	Erin Grasty
	Title:	Vice President

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

	By:	/s/ Jacob W. Lewis
	Name:	Jacob W. Lewis
	Title:	Authorized Signatory

	By:	/s/ Donovan C. Broussard
	Name:	Donovan C. Broussard
	Title:	Authorized Signatory

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	CITIBANK, N.A.

	By:	/s/ Maureen Maroney
	Name:	Maureen Maroney
	Title:	Vice President

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	GOLDMAN SACHS BANK USA

	By:	/s/ Andrew B. Vernon
	Name:	Andrew Vernon
	Title:	Authorized Signatory

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ Eric Appel
	Name:	Eric Appel
	Title:	Senior Vice President

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	MIZUHO BANK, LTD.

	By:	/s/ Edward Sacks
	Name:	Edward Sacks
	Title:	Managing Director

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	ROYAL BANK OF CANADA

	By:	/s/ Emilee Scott
	Name:	Emilee Scott
	Title:	Authorized Signatory

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	TRUIST BANK

	By:	/s/ Greg Krablin
	Name:	Greg Krablin
	Title:	Director

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	BOKA NA, DBA BANK OF OKLAHOMA

	By:	/s/ Jeffrey Hall
	Name:	Jeffrey Hall
	Title:	Senior Vice President

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Monica Schilling
	Name:	Monica Schilling
	Title:	Director

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

LENDER:	COMERICA BANK

	By:	/s/ Robert Kret
	Name:	Robert Kret
	Title:	SVP

Signature Page to Term Loan Credit Agreement (Coterra Energy Inc.)

ANNEX I

LIST OF COMMITMENTS

Tranche A Commitments

Tranche A Lender	Tranche A Commitment
JPMorgan Chase Bank, N.A.	$75,000,000.00
PNC Bank, National Association	$75,000,000.00
The Toronto-Dominion Bank, New York Branch	$75,000,000.00
Bank of America, N.A.	$30,000,000.00
Scotia Financing (USA) LLC	$30,000,000.00
U.S. Bank National Association	$30,000,000.00
Wells Fargo Bank, National Association	$30,000,000.00
Canadian Imperial Bank of Commerce, New York Branch	$20,000,000.00
CitiBank, N.A.	$20,000,000.00
Comerica Bank	$20,000,000.00
KeyBank National Association	$20,000,000.00
Mizuho Bank, Ltd.	$20,000,000.00
Royal Bank of Canada	$20,000,000.00
Truist Bank	$20,000,000.00
BOKF NA, DBA Bank of Oklahoma	$5,000,000.00
Capital One, National Association	$5,000,000.00
Goldman Sachs Bank USA	$5,000,000.00
TOTAL	$500,000,000.00

Tranche B Commitments

Tranche B Lender	Tranche B Commitment
JPMorgan Chase Bank, N.A.	$75,000,000.00
PNC Bank, National Association	$75,000,000.00
The Toronto-Dominion Bank, New York Branch	$75,000,000.00
Bank of America, N.A.	$30,000,000.00
Scotia Financing (USA) LLC	$30,000,000.00
U.S. Bank National Association	$30,000,000.00
Wells Fargo Bank, National Association	$30,000,000.00
Canadian Imperial Bank of Commerce, New York Branch	$20,000,000.00
CitiBank, N.A.	$20,000,000.00
Comerica Bank	$20,000,000.00
KeyBank National Association	$20,000,000.00
Mizuho Bank, Ltd.	$20,000,000.00
Royal Bank of Canada	$20,000,000.00
Truist Bank	$20,000,000.00
BOKF NA, DBA Bank of Oklahoma	$5,000,000.00
Capital One, National Association	$5,000,000.00
Goldman Sachs Bank USA	$5,000,000.00
TOTAL	$500,000,000.00